Republic Airways Holdings Inc. and United Airlines Reach Comprehensive Agreement on a Long-Term Commercial Relationship

Revised relationship with United moves Republic closer toward achieving a successful reorganization.

INDIANAPOLIS - (BUSINESS WIRE) - (MAY 27) - Republic Airways Holdings Inc. announced today that it has reached an agreement with United Airlines that secures the long-term relationship between the two airlines. The motion filed today in the United States Bankruptcy Court for the Southern District of New York keeps Republic on a path towards achieving the goals established at the outset of this case.

“Today’s announcement further strengthens an important relationship for Republic. The agreement we have reached today once approved will secure United as a long-term strategic partner, provide significant benefits to our airline, and will preserve a reliable and on-time travel experience for United’s customers,” said Bryan Bedford, Chairman, President and CEO of Republic. “The agreement also completes a major milestone in our reorganization effort and keeps us on schedule to achieve our goal of emerging from bankruptcy by the end of the year,” Bedford added.

The parties anticipate that the motion will be heard before the Honorable Sean H. Lane on June 15, 2016. The amended agreement would provide for the uninterrupted flying of all fifty-four (54) E170s and E175s currently operated by Republic for United and also for future Ejet flying by Republic for United through term extensions to all current E170 aircraft and, subject to certain conditions, expected further deliveries of E175 aircraft under revised new delivery schedules. The new agreement will become effective upon issuance of the approval order by the court.

Zirinsky Law Partners PLLC and Hughes Hubbard & Reed LLP are serving as Republic’s legal advisors in the restructuring. Seabury Securities LLC is serving as Republic’s financial advisor. Sidley Austin LLP is serving as United’s legal advisor.

About Republic Airways

Republic Airways Holdings Inc., based in Indianapolis, is an airline holding company that owns Republic Airline and Shuttle America Corporation, collectively called “the airlines.” The airlines offer approximately 1,000 flights daily to 105 cities in 38 states, Canada, the Caribbean, and the Bahamas through Republic’s fixed-fee codeshare agreements under our major airline partner brands of American Eagle, Delta Connection and United Express. The airlines currently employ about 5,800 aviation professionals. For more about Republic Airways, please visit our website at www.rjet.com.

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Corporate Communications:    CorpComm@rjet.com

Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Republic Airways Holdings' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the summary of risk factors contained in our earnings release.